EXHIBIT 99.1

October 21, 2022

American copper industry veteran Taylor Melvin to join Ivanhoe Electric as its President and Chief Executive Officer

Will lead the Company as it develops the critical mineral mines necessary for the energy transition in the United States

Robert Friedland will continue as Executive Chairman

Eric Finlayson will assume new role as Chief of Global Exploration

NEW YORK, New York – Ivanhoe Electric (NYSE American: IE; TSX: IE) Chairman and current Chief Executive Officer Robert Friedland and current President Eric Finlayson are pleased to announce that Taylor Melvin will join the Company as its President and Chief Executive Officer.

Mr. Melvin has over 20 years of experience in the natural resources sector as a senior corporate development professional and investment banker. He was most recently Vice President, Corporate Development for Freeport McMoRan Inc. (NYSE: FCX), a leading international mining company focused on copper, headquartered in Arizona. Prior to joining Freeport-McMoRan in 2008, Mr. Melvin was an Executive Director in J.P. Morgan’s Natural Resources investment banking group in New York. Mr. Melvin received his Bachelor of Science in Business Administration and his MBA from the University of North Carolina at Chapel Hill.

Current CEO and Chairman Robert Friedland commented: “When we took Ivanhoe Electric public in June, we did so on the strength of our existing management team that was developed in the private Company. Our intention was to expand and fine-tune the executive management team, to continue on the growth and development path that we and our investors are expecting. We have taken the time since the IPO to seek out the best talent we could find. We are pleased that our search led us to Mr. Melvin, an experienced executive in the copper mining industry who happens to live in Phoenix, only 45 minutes away from our flagship Santa Cruz Copper Project located near Casa Grande, Arizona. We are excited to build a team around Mr. Melvin, which will be based in the Phoenix area.”

Current President Eric Finlayson added: “I can’t think of a better fit for Ivanhoe Electric than Mr. Melvin given his deep knowledge of the U.S. copper mining industry and Arizona in particular.”

Mr. Melvin commented, “I’ve known Robert for many years, and our paths crossed again recently regarding his desire to expand the management team at Ivanhoe Electric. I am excited about the opportunity to join an exceptional team and help the Company advance its portfolio of high-quality assets, including the Santa Cruz Copper Project here in Arizona and the Tintic Project in Utah. I can’t wait to get started.”

Robert Friedland will continue as the Executive Chairman of Ivanhoe Electric.

Eric Finlayson will take on the new role of Chief of Global Exploration. Eric has almost 40 years of global multi-commodity exploration and discovery experience with 24 years as Global Head of Exploration with Rio Tinto. In his new role, Eric will return to his roots and lead the Company’s efforts in project identification and evaluation in jurisdictions that will also be key to U.S. critical minerals supply – principally in Australia, Canada and Europe. Graham Boyd, the Company’s Vice President, U.S. Projects, will continue to supervise exploration activities within the continental United States.

“Taylor’s addition is the first of several anticipated changes to strengthen our management team,” Mr. Friedland continued. “With Taylor on board, we expect to announce a few other key additions in the coming months, so we have the talent necessary to execute our next phase of growth and development.”

All appointments and changes, including Mr. Melvin’s appointment, will be effective November 21, 2022. Mr. Melvin will also join the board of directors at that time.

About Ivanhoe Electric

Ivanhoe Electric is an American technology and mineral exploration company that is re-inventing mining for the electrification of everything by combining advanced mineral exploration technologies, renewable energy storage solutions and electric metals projects predominantly located in the United States. Ivanhoe Electric uses its Typhoon™ transmitter, an accurate and powerful geophysical survey system, together with advanced data analytics provided by its subsidiary, Computational Geosciences, to accelerate and de-risk the mineral exploration process as well as to potentially discover deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. Through its controlling interest in VRB Energy, Ivanhoe Electric also develops and manufactures advanced grid-scale vanadium redox battery storage systems. Finally, through advancing its portfolio of electric metals projects located primarily in the United States, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as projects in Montana, Oregon and North Carolina, Ivanhoe Electric is also well positioned to support American supply chain independence by delivering the critical metals necessary for electrification of the economy.

Information contact

Investors

Evan Young, VP of Corporate Development

604-689-8765

Valerie Kimball, Director, Investor Relations

720-933-1150